Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of National Retail Properties, Inc. and subsidiaries for the registration of 16,000,000 shares of its common stock under the Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated February 26, 2009, except for the retrospective adjustments described in Note 1 and the effects of discontinued operations described in Note 18, as to which the date is June 18, 2009, with respect to the consolidated financial statements and schedules of National Retail Properties, Inc. and subsidiaries, and our report dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting of National Retail Properties, Inc. and subsidiaries, included in its Current Report on Form 8-K dated June 24, 2009 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
June 18, 2009
Miami, Florida